Intrepid Potash Announces Fourth Quarter and Full-Year 2015 Results

DENVER, February 29, 2016 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) reported its financial results for the fourth quarter and full year 2015.

Intrepid's fourth quarter 2015 net loss totaled $518.3 million, or $6.85 per share, compared with net income of $5.8 million, or $0.08 per share, for the 2014 fourth quarter. Excluding certain items that impact comparability from period to period including an asset impairment charge related to conventional assets in Carlsbad and an increase in the valuation allowance related to deferred tax assets, Intrepid's adjusted net loss1 was $20.1 million, or $0.26 per share, and compares with adjusted net income of $5.1 million, or $0.07 per share, in the 2014 fourth quarter.

For the full year 2015, the net loss of $524.8 million, or $6.94 per share, compares with net income of $9.8 million, or $0.13 a share, for 2014. Intrepid's 2015 adjusted net loss of $22.9 million, or $0.31 per share, compares with adjusted net income of $8.4 million, or $0.11 per share, for 2014. Intrepid reported adjusted EBITDA1 of $45.5 million for 2015 compared with $95.3 million in 2014.

Cash and investments at year end totaled $63.6 million. Cash flow from operations in 2015 was $22.7 million and capital expenditures totaled $46.0 million.

"The recent series of potash price reductions has created a more dynamic market than we’ve experienced in some time,” said Intrepid's Executive Chairman, President and CEO Bob Jornayvaz. “The pricing pressure is reflected in our fourth quarter performance and has the potential to cause a breach in our loan covenants. As a result, our auditors added going concern language to their audit opinion."

Jornayvaz continued, "In response to the current conditions, we have taken actions for the short term as well as continuing to execute on our long-term strategy.  We remain focused on improving EBITDA generation by selling more Trio® while also lowering our potash cash operating costs1 through our conversion of the East facility.  The additional tests we ran in December and January support our confidence in completing the conversion in mid-2016.  In early 2016, we took actions to decrease our selling and administrative expenses by 20% from 2015 levels, and to improve our operating costs, including a 5% workforce reduction.  We are evaluating the viability of our West facility under a prolonged depressed pricing scenario.  We have also been working with our lending group on an amendment that will provide us with the time and continued flexibility needed as we evaluate and execute on our options. We are grateful to have this banking group with whom we have been working with as partners and appreciate that they have been responsive, diligent and cooperative in this challenging time. With the Trio®

conversion underway and our ongoing evaluation of West, which comprises more than half of our potash production, we have suspended our practice of providing a financial outlook."

Product Highlights

Potash

Intrepid sold 89,000 tons in the fourth quarter for a full-year total of 587,000 tons, which is down 36% from 2014. Average net realized sales price per ton1 in the fourth quarter was $277, a 20% decrease year over year, and was $339 for 2015, up slightly from full-year 2014. Pricing pressure, more so in the second half of the year, came from oversupply and aggressively priced imports as foreign producers looked to take advantage of the strong U.S. dollar.

Cash operating costs per ton for the fourth quarter and full-year 2015 were $184 and $203, respectively, compared with $192 and $198 for the same periods in 2014. Cost of goods sold per ton for potash in the fourth quarter and for the full year were $284 and $293, respectively, which compare to $278 and $279 for the same periods in 2014. The lower-of-cost-or-market inventory adjustments are not included in the per ton costs.

Production was 218,000 tons in the fourth quarter and 768,000 tons for the full year. Each decreased year over year due to fewer tons harvested at the solar facilities, production curtailments at West and HB to manage inventory levels and potash production suspensions at East during the Trio® test runs. These factors contributed to the increase in full year per ton costs over 2014 and, in the case of cost of goods sold, additional depreciation and depletion expense related to decreases in estimated useful lives of potash only assets at East also drove higher per ton costs.

Potash cash flow per ton1 was $47 in the quarter, down 58% from the previous fourth quarter, and was $104 for the full year, down 6% from 2014.

Trio®

Intrepid's Trio® generated cash flow per ton of $126 in 2015 which was essentially flat compared with 2014. Cash flow per ton in the 2015 fourth quarter was $65, down 57% from a year ago. Cash flow per ton was impacted by the bypass test days which temporarily elevated both cash operating costs and cost of goods sold in the quarter and for the year. Trio® cash operating costs were $229 per ton in the fourth quarter, a 37% increase from the comparable period in 2014. Full year cash operating costs were $203 per ton, a 5% increase from 2014 per ton.

Trio®'s average net realized sales price for the year was $364, up 4% from 2014. In the fourth quarter, Trio®'s average net realized sales price was $330 a ton, a 7% year-over-year decrease. In the quarter, Intrepid sold 38,000 tons bringing full-year sales volume to163,000 tons. Pricing and sales volumes somewhat reflected the overall commodity market, but were more resilient than potash.

Notes

1 Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), average net realized sales price per ton, cash operating costs per ton, and cash flow per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for February 29, 2016, at 10:00 a.m. ET. The dial in number is 800-319-4610 for the U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through March 29, 2016, at www.intrepidpotash.com and by dialing 800-319-6413 for the U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 00247.

About Intrepid

Intrepid Potash (NYSE: IPI) is the only U.S. producer of muriate of potash and supplies approximately 9% of the country’s annual consumption. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid produces potash from three solar solution facilities and two conventional underground mines.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements-that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial, production and market outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•
adverse impacts to our business as a result of our independent auditor having expressed substantial doubt as to our ability to continue as a going concern due to the existence of a material uncertainty

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements or a reduction in the total amount available to us under our credit facility

•	the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects

•	declines or changes in agricultural production or fertilizer application rates

•	further write-downs of the carrying value of our assets, including inventories

•
circumstances that disrupt or limit our production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems

•	changes in our reserve estimates

•	currency fluctuations

•	adverse changes in economic conditions or credit markets

•	the impact of governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	our inability to fund necessary capital investments

•	the other risks, uncertainties, and assumptions described in our periodic filings with the Securities and Exchange Commission

In addition, new risks emerge from time to time. It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of February 29, 2016. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations

Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Sales	$42,819	$98,285	$287,183	$410,389
Less:
Freight costs	5,565	10,607	28,723	43,223
Warehousing and handling costs	3,556	3,992	13,939	13,062
Cost of goods sold	36,953	68,164	217,821	303,914
Lower-of-cost-or-market inventory adjustments	21,709	76	31,772	8,186
Costs associated with abnormal production and other	3,495	—	10,405	—
Gross (Deficit) Margin	(28,459)	15,446	(15,477)	42,004

Selling and administrative	5,650	6,947	27,486	27,223
Accretion of asset retirement obligation	424	406	1,696	1,623
Restructuring expense	—	—	—	1,827
Impairment of long-lived assets	323,796	—	323,796	—
Other (income) expense	3,605	(1,200)	1,335	(4,449)
Operating (Loss) Income	(361,934)	9,293	(369,790)	15,780

Other (Expense) Income
Interest expense, net	(1,531)	(1,663)	(6,351)	(6,232)
Interest income	176	76	763	186
Other income (expense)	134	274	575	1,077
Income (Loss) Before Income Taxes	(363,155)	7,980	(374,803)	10,811

Income Tax Expense	(155,104)	(2,189)	(149,973)	(1,050)
Net Income (Loss)	$(518,259)	$5,791	$(524,776)	$9,761

Weighted Average Shares Outstanding:
Basic	75,702,700	75,529,344	75,669,489	75,504,677
Diluted	75,702,700	75,644,478	75,669,489	75,630,323
Earnings (Loss) Per Share:
Basic	$(6.85)	$0.08	$(6.94)	$0.13
Diluted	$(6.85)	$0.08	$(6.94)	$0.13

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2015 AND 2014
(In thousands, except share and per share amounts)

	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$9,307	$67,589
Short-term investments	50,523	10,434
Accounts receivable:
Trade, net	9,743	28,561
Other receivables, net	1,470	3,600
Refundable income taxes
Inventory, net	106,531	84,094
Other current assets	18,225	4,853
Total current assets	195,799	199,131

Property, plant, equipment, and mineral properties, net	419,476	785,250
Long-term parts inventory, net	17,344	16,366
Long-term investments	3,799	11,856
Other assets, net	4,066	4,035
Non-current deferred tax asset, net	—	150,081
Total Assets	$640,484	$1,166,719

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$15,709	$19,953
Related parties	45	55
Accrued liabilities	15,429	12,483
Accrued employee compensation and benefits	7,409	12,069
Other current liabilities	547	2,075
Total current liabilities	39,139	46,635

Long-term debt	150,000	150,000
Asset retirement obligation	22,951	20,389
Other non-current liabilities	1,868	2,410
Total Liabilities	213,958	219,434

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares
authorized; and 75,702,700 and 75,536,741 shares
outstanding at December 31, 2015, and 2014, respectively	76	76
Additional paid-in capital	580,227	576,186
Accumulated other comprehensive loss	(52)	(28)
Retained (deficit) earnings	(153,725)	371,051
Total Stockholders' Equity	426,526	947,285
Total Liabilities and Stockholders' Equity	$640,484	$1,166,719

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cash Flows from Operating Activities:
Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (Loss)	$(518,258)	$5,791	$(524,776)	$9,761
Impairment of long-lived assets	323,796	—	323,796	—
Deferred income taxes	155,232	2,152	150,096	2,121
Items not affecting cash:
Depreciation, depletion, and accretion	26,648	20,930	87,676	80,560
Stock-based compensation	1,300	1,017	5,080	4,237
Loss on disposal of assets	679	—	679	—
Lower-of-cost-or-market inventory adjustments	21,709	76	31,772	8,186
Other	254	154	1,847	326
Changes in operating assets and liabilities:
Trade accounts receivable, net	11,615	3,998	18,818	(7,724)
Other receivables, net	1,741	2,063	2,126	3,857
Refundable income taxes	(117)	413	(201)	15,609
Inventory, net	(20,803)	(6,612)	(55,188)	8,834
Other current assets	(12,110)	717	(13,227)	714
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(11,195)	(8,017)	(5,553)	1,978
Other liabilities	(1,393)	(31)	(255)	(973)
Net cash provided by operating activities	(20,902)	22,651	22,690	127,486

Cash Flows from Investing Activities:
Additions to property, plant, and equipment and mineral properties	(9,034)	(6,445)	(46,016)	(61,770)
Proceeds from sale of property, plant, and equipment, and mineral properties	—	17	—	17
Purchases of investments	—	(20,190)	(78,568)	(20,197)
Proceeds from sale of investments	14,921	779	45,007	22,326
Net cash used in investing activities	5,887	(25,839)	(79,577)	(59,624)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	—	—	—
Debt issuance costs	—	—	(356)	—
Employee tax withholding paid for restricted stock upon vesting	—	(56)	(1,039)	(667)
Net cash (used in) provided by financing activities	—	(56)	(1,395)	(667)

Net Change in Cash and Cash Equivalents	(15,015)	(3,244)	(58,282)	67,195
Cash and Cash Equivalents, beginning of period	24,322	70,833	67,589	394
Cash and Cash Equivalents, end of period	$9,307	$67,589	$9,307	$67,589

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Production volume (in thousands of tons):
Potash	218	254	768	859
Langbeinite	46	51	162	160
Sales volume (in thousands of tons):
Potash	89	210	587	915
Trio®	38	41	163	182

Gross sales (in thousands):
Potash	$27,648	$80,880	$217,467	$334,323
Trio®	15,171	17,405	69,716	76,066
Total	42,819	98,285	287,183	410,389
Freight costs (in thousands):
Potash	3,004	7,612	18,262	30,615
Trio®	2,561	2,995	10,461	12,608
Total	5,565	10,607	28,723	43,223
Net sales (in thousands)(1):
Potash	24,644	73,268	199,205	303,708
Trio®	12,610	14,410	59,255	63,458
Total	$37,254	$87,678	$258,460	$367,166

Potash statistics (per ton):
Average net realized sales price(1)	$277	$348	$339	$332
Cash operating costs(1)(2)	184	192	203	198
Depreciation and depletion	85	58	77	69
Royalties	15	13	13	12
Total potash cost of goods sold	$284	$278	$293	$279
Warehousing and handling costs	31	16	19	12
Average potash gross margin(1)(3)	$(38)	$54	$27	$41

Trio® statistics (per ton):
Average net realized sales price(1)	$330	$354	$364	$349
Cash operating costs(1)	229	167	203	194
Depreciation and depletion	58	54	58	59
Royalties	16	18	18	17
Total Trio® cost of goods sold	$303	$239	$279	$270
Warehousing and handling costs	20	16	17	11
Average Trio® gross margin(1)	$7	$99	$68	$68

(1) Net sales, average net realized sales price, cash operating costs and average gross margin are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) On a per ton basis, by-product credits were $25 and $8 for the fourth quarter of 2015, and 2014, respectively. By-product credits were $2.2 million and $1.7 million for the fourth quarter of 2015, and 2014, respectively. On a per ton basis, by-product credits were $13 and $7 for the year ended December 31, 2015, and 2014, respectively. By-product credits were $7.9 million and $6.5 million for the year ended December 31, 2015, and 2014, respectively. Cash operating costs and GAAP total cost of goods sold are shown net of by-product credits.

(3) Amounts presented exclude lower-of-cost-or-market inventory adjustments and costs associated with abnormal production. On a per ton basis, lower-of-cost-or-market inventory adjustments were $244 and zero for the three months ended December 31, 2015, and 2014, respectively. For the twelve months ended December 31, 2015 and 2014 lower-of-cost-or-market inventory adjustments were $54 and $9, respectively. On a per ton basis costs associated with abnormal production were $16 and $14 for the three and twelve months ended December 31, 2015, respectively. There were no costs associated with abnormal production in 2014.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(In thousands, except per share amounts)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use several non-GAAP financial measures to monitor and evaluate our performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, net sales, average net realized sales price, cash operating costs, average potash and Trio® gross margin, cash flow per ton and free cash flow. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We also refer to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about our non-GAAP financial measures, including reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures that are calculated as net income (loss) or earnings (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, impairments of long-lived assets, changes to valuation allowance of deferred tax asset, costs associated with abnormal production, early office lease termination fee, changes to the allowance associated with the employment-related high wage tax credits in New Mexico, restructuring expenses and refund of property taxes. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net Income (Loss)	$(518,259)	$5,791	$(524,776)	$9,761
Adjustments
Cost associated with abnormal production(1)	3,495	—	10,405	—
Early office lease termination fee(2)	—	—	1,248	—
Allowance for New Mexico employment credits(3)	—	(1,168)	—	(4,114)
Restructuring expense	—	—	—	1,827
Refund of property taxes(4)	—	—	(2,000)	—
Insurable loss	2,453	—	2,453	—
Impairment of long-lived assets(6)	323,796	—	323,796	—
Calculated income tax effect(5)	(131,898)	467	(134,361)	915
Increase in valuation allowance on deferred tax assets	300,332	—	300,332	—
Total adjustments	498,178	(701)	501,873	(1,372)
Adjusted Net Income (Loss)	(20,081)	5,090	(22,903)	8,389

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net Income (Loss) Per Diluted Share	$(6.85)	$0.08	$(6.94)	$0.13
Adjustments
Cost associated with abnormal production(1)	0.05	—	0.14	—
Early office lease termination fee(2)	—	—	0.02	—
Allowance for New Mexico employment credits(3)	—	(0.02)	—	(0.05)
Restructuring expense	—	—	—	0.02
Refund of property taxes(4)	—	—	(0.03)	—
Insurable loss	0.03	—	0.03	—
Impairment of long-lived assets(6)	4.28	—	4.28	—
Calculated income tax effect(5)	(1.74)	0.01	(1.78)	0.01
Increase in valuation allowance on deferred tax assets	3.97	—	3.97	—
Total adjustments	6.59	(0.01)	6.63	(0.02)
Adjusted Net Income (Loss) Per Diluted Share	$(0.26)	$0.07	$(0.31)	$0.11

(1)  As a result of the temporary suspensions of production at our West and East facilities, we determined that approximately $10.4 million of production costs would have been allocated to additional potash tons produced, assuming we had been operating at normal production rates. Accordingly, these costs were excluded from our inventory values and instead directly expensed in 2015 as period production costs. We compare actual production levels relative to what we estimated could have been produced if we had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2)  In May 2015, Intrepid exercised an option to terminate its corporate office lease, effective May 2016. Under the terms of the lease, Intrepid incurred a lease termination penalty, which Intrepid expects will be payable in the first quarter of 2016.

(3)  In the third quarter of 2013, Intrepid received notification that its application for certain New Mexico employment-related high wage tax credits had been denied and established an additional pre-tax, non-cash allowance of approximately $2.8 million. In Q1 2014, Intrepid received notification from the State of New Mexico that the vast majority of the credits will be allowed and therefore reversed $2.9 million of the total allowance.

(4)  In late 2014, Intrepid initiated legal action in the State of New Mexico regarding its 2014 property tax assessments. In June 2015, Intrepid settled the action with the State of New Mexico, and has recorded a $2.0 million receivable resulting from the settlement.

(5) Assumes an annual effective tax rate of 40%.
(6)  In connection with the transition of the East facility to a Trio®-only producing facility and the decreases in product prices during the last half of 2015, we evaluated our long-lived assets for impairment. Based on that evaluation we recorded an impairment of $323.8 million related to our West, East and North facilities in New Mexico. For purposes of this table, the tax effect is considered to be zero as the impairment expense increased the deferred tax asset and a valuation reserve was recorded against the entire deferred tax asset at December 31, 2015.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income (loss) adjusted for impairment of long-lived assets, the changes to the allowance associated with the employment-related high wage tax credits in New Mexico, restructuring expenses, early office lease termination fee, refund of property taxes, interest expense, income tax expense (benefit), depreciation, depletion, and asset retirement obligation accretion. We consider adjusted EBITDA to be useful because it reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations. We use adjusted EBITDA to assess operating performance.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net Income (Loss)	$(518,259)	$5,791	$(524,776)	$9,761
Impairment of long-lived assets	323,796	—	323,796	—
Allowance for New Mexico employment credits	—	(1,168)	—	(4,114)
Restructuring expense	—	—	—	1,827
Insurable loss	2,453	—	2,453	—
Interest expense	1,531	1,663	6,351	6,232
Income tax expense	155,104	2,189	149,973	1,050
Depreciation, depletion, and accretion	26,648	20,930	87,676	80,560
Total adjustments	509,532	23,614	570,249	85,555
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$(8,727)	$29,405	$45,473	$95,316

Net Sales and Average Net Realized Sales Price per Ton

Net sales and average net realized sales price per ton are non-GAAP financial measures. Net sales are calculated as sales less freight costs. Average net realized sales price per ton is calculated as net sales, divided by the number of tons sold in the period. We consider net sales and average net realized sales price per ton to be useful because they remove the effect of transportation and delivery costs on sales and pricing. When we arrange transportation and delivery for a customer, we include in revenue and in freight costs the costs associated with transportation and delivery. However, many of our customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in our revenue and freight costs. We use net sales and average net realized sales price per ton as key performance indicators to analyze sales and price trends.

	Three Months Ended December 31,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$27,648	$15,171	$42,819	$80,880	$17,405	$98,285
Freight costs	3,004	2,561	5,565	7,612	2,995	10,607
Net sales	$24,644	$12,610	$37,254	$73,268	$14,410	$87,678

Divided by:
Tons sold (in thousands)	89	38		210	41
Average net realized sales price per ton	$277	$330		$348	$354

	Year Ended December 31,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$217,467	$69,716	$287,183	$334,323	$76,066	$410,389
Freight costs	18,262	10,461	28,723	30,615	12,608	43,223
Net sales	$199,205	$59,255	$258,460	$303,708	$63,458	$367,166

Divided by:
Tons sold (in thousands)	587	163		915	182
Average net realized sales price per ton	$339	$364		$332	$349

Cash Operating Costs per Ton

Cash operating costs per ton is a non-GAAP financial measure that is calculated as total cost of goods sold divided by the number of tons sold in the period and then adjusted to exclude per-ton depreciation, depletion, and royalties. Total cost of goods sold is reported net of by-product credits and does not include warehousing and handling costs. We consider cash operating costs per ton to be useful because it represents our core, per-ton costs to produce potash and Trio®. We use cash operating costs per ton as an indicator of performance and operating efficiencies.

	Three Months Ended December 31,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$25,306	$11,647	$36,953	$58,463	$9,701	$68,164
Divided by sales volume (in thousands of tons)	89	38		210	41
Cost of goods sold per ton	$284	$303		$278	$239
Less per-ton adjustments
Depreciation and depletion	$85	$58		$73	$54
Royalties	15	16		13	18
Cash operating costs per ton	$184	$229		$192	$167

	Year Ended December 31,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$172,355	$45,466	$217,821	$254,752	$49,162	$303,914
Divided by sales volume (in thousands of tons)	587	163		915	182
Cost of goods sold per ton	$293	$279		$279	$270
Less per-ton adjustments
Depreciation and depletion	$77	$58		$69	$59
Royalties	13	18		12	17
Cash operating costs per ton	$203	$203		$198	$194

Average Potash and Trio® Gross Margin and Cash Flow per Ton

Average potash and Trio® gross margin and cash flow per ton are non-GAAP financial measures. Average gross margin per ton is calculated by subtracting the sum of per ton total cost of goods sold and per ton warehousing and handling costs from the average net realized sales price. Cash flow per ton is calculated by adding depreciation and depletion to average gross margin. We believe these measures are useful because they represent the average margin and cash flow we realize on each ton of potash and Trio® sold. The reconciliations of average potash and Trio® net realized sales price to GAAP sales is set forth separately above under the heading "Net Sales and Average Net Realized Sales Price per Ton." Amounts presented exclude lower-of-cost-or-market inventory adjustments and costs associated with abnormal production. On a per ton basis, lower-of-cost-or-market inventory adjustments were $244 and zero for the three months ended December 31, 2015, and 2014, respectively. For the twelve months ended December 31, 2015 and 2014 lower-of-cost-or-market inventory adjustments were $54 and $9, respectively. On a per ton basis costs associated with abnormal production were $16 and $14 for the three and twelve months ended December 31, 2015, respectively. There were no costs associated with abnormal production in 2014.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Potash
Average potash net realized sales price	$277	$348	$339	$332
Less total potash cost of goods sold	284	278	293	279
Less potash warehousing and handling costs	31	16	19	12
Average potash gross margin per ton	$(38)	$54	$27	$41
Depreciation and depletion	85	58	77	69
Cash flow per ton	$47	$112	$104	$110

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Trio®
Average Trio® net realized sales price	$330	$354	$364	$349
Less total Trio® cost of goods sold	303	239	279	270
Less Trio® warehousing and handling costs	20	16	17	11
Average Trio® gross margin per ton	$7	$99	$68	$68
Depreciation and depletion	58	54	58	59
Cash flow per ton	$65	$153	$126	$127

Free Cash Flow

Free cash flow is a non-GAAP financial measure that is calculated as net cash provided by operating activities less cash paid for capital expenditures. We consider free cash flow to be a useful measure of liquidity because it indicates cash generated by normal business operations, including capital expenditures. Free cash flow does not represent cash available for discretionary expenditures because we have non-discretionary obligations, such as debt service obligations, that are not deducted from this measure.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	(20,902)	22,651	22,690	127,486
Less cash paid for additions to property, plant, equipment and mineral properties	(9,034)	(6,445)	(46,016)	(61,770)
Free cash flow	(29,936)	16,206	(23,326)	65,716

Net cash provided by (used) in investing activities	5,887	(25,839)	(79,577)	(59,624)

Net cash used in financing activities	—	(56)	(1,395)	(667)
Note: net cash used in investing activities includes cash paid for additions to property, plant, equipment and mineral properties.